EXHIBIT 11

                       OGDEN CORPORATION AND SUBSIDIARIES

                  DETAILS OF COMPUTATION AND EARNINGS PER SHARE


                                                             FOR THE THREE MONTHS ENDED MARCH 31,
                                   --------------------------------------------------------------------------------------
                                                     1998                                         1997
                                   --------------------------------------------------------------------------------------
                                     Income         Shares        Per-Share       Income         Shares        Per-Share
                                   (numerator)   (Denominator)      Amount      (Numerator)   (Denominator)      Amount
                                   -----------    -----------    -----------    -----------    -----------    -----------
                                                                (In Thousands)
Net income                         $    11,700                                  $    10,777
Less:  preferred stock dividend             37                                           39
                                   -----------                                  -----------
                                        11,663         50,361    $      0.23         10,738         49,818    $      0.22
                                                                 ===========                                  ===========
Basis Earnings per Share

Effect of Dilutive Securities
Stock options                                           1,222                                          302

Concertible preferred stock                 37            263                            39            284

6% convertible debentures                                 (A)                                          (A)

5 3/4% convertible debentures                             (A)                                          (A)
                                   -----------    -----------    -----------    -----------    -----------    -----------
Diluted Earnings per Share         $    11,700         51,846    $      0.23    $    10,777         50,404    $      0.21
                                   ===========    ===========    ===========    ===========    ===========    ===========

(A) Antidulitive


Note:

      Basic earnings per common share was computed by dividing net income, reduced by preferred stock dividend requirements, by the weighted average of the number of shares of common stock outstanding during each period.

      Diluted earnings per common share was computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted at the exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or the date of issuance or grant, if dilutive. This computation provides for the elimination of related convertible debenture interest and preferred dividends.